                                EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is hereby made and entered into as of this 12th day of November, 1998, by and between McWhorter Technologies, Inc., a Delaware corporation (the "Company"), and John R. Stevenson (the "Employee").

                                W I T N E S S E T H

     WHEREAS, the Employee is currently employed by the Company as its Chief Executive Officer;

     WHEREAS, the Employee desires to resign from his duties and position as Chief Executive Officer effective March 1, 1999 (the "Effective Date");

     WHEREAS, the Employee possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

     WHEREAS, the Company desires to secure the services and employment of the Employee on behalf of the Company in such other capacities as the parties may determine, and the Employee is willing to render such services on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. EMPLOYMENT TERM. Subject to the terms and conditions of this Agreement, following his resignation as the Company's Chief Executive Officer, Employee hereby agrees to remain in the employment of the Company, and the Company hereby agrees to continue to employ Employee, for the period commencing on the Effective Date and ending on February 29, 2004 (the "Employment Term"). The term of this Agreement shall be coincident with the Employment Term.

     2.  DUTIES.

     (a) During the Employment Term, the Employee shall serve as an employee of the Company in such capacities, offices or positions as may be mutually agreed upon between the Company and the Employee. In such capacities, Employee agrees to perform such duties, services and responsibilities incident to and consistent with such position(s) as reasonably determined from time to time by the Board of Directors of the Company (the "Board") and the Company's Chief Executive Officer, including but not limited to, continuing involvement in such areas as strategic planning, corporate development, and the colorant business.

     (b) The Employee will devote the level of time to his employment that is specified for the applicable time periods in Schedule A hereto. The Employee will not, without the prior written approval of the Board, engage in any other business activity that would reduce the number of such expected hours.

     (c) Employee further agrees that, during the period beginning on the Effective Date and ending on February 28, 2004, he will not accept full time employment with another employer and will remain available to return to full time employment with the Company as its Chief Executive Officer, and in such additional offices or positions as the Employee and the Company may mutually agree upon. Notwithstanding anything to the contrary in this Agreement whether express or implied, Employee shall not be obligated to return to full time employment with the Company after the Effective Date unless Employee and the Company mutually agree on all of the relevant terms and conditions relating to such full time employment, including compensation and other benefits. In the event the parties fail to reach a mutually acceptable agreement regarding any such requested return to full time employment, this Agreement and Employee's employment hereunder shall continue in accordance with the remaining terms hereof.

     3.  COMPENSATION AND CERTAIN BENEFITS.

     (a) In consideration of the performance by Employee of his obligations during the Employment Term, the Company will pay Employee a base annual salary (the "Salary") at an annual rate set forth for each year during the Employment Term as follows:


                    Period                   Annual Salary
            3/1/1999 - 2/29/2000             $350,000.00
            3/1/2000 - 2/28/2001             $250,000.00

During each of the remaining periods of the Employment Term, Employee's Salary shall equal the annual compensation paid by the Company to its non-employee directors (including, but not limited to, annual retainers, meeting fees, etc.). Payments under this Section 3(a) shall be made in regular installments in accordance with the Company's general payroll practices; provided that payments under the preceding sentence shall be made at the same time or times as the Company pays such compensation to its non-employee directors.

     (b) On the date hereof, the Company will grant to Employee an award of _____ restricted shares of Common Stock of the Company, pursuant to the Company's 1996 Incentive Stock Plan (the "Plan"). The terms and conditions of such restricted stock award shall be more fully set forth in a formal stock award entered into between the Company and Employee substantially in the form attached as Exhibit A hereto. Following the Company's fiscal year ending October 31, 1999, Employee shall be considered an eligible participant in the Plan and shall be entitled to receive an additional award of restricted shares of Common Stock for that number of shares, if any, as may be determined by the Board in its sole discretion.

     (c) Employee shall be solely responsible for taxes imposed on him by reason of any compensation or benefits provided hereunder and the Company shall be entitled to withhold from all such compensation and benefits all applicable taxes required to be withheld pursuant to federal, state or local law.

     4. BENEFITS. In addition to the payments and benefits described above, during the Employment Term:

     (a) The Company shall furnish Employee with, and Employee shall be allowed full use of, office facilities, automobiles, secretarial and clerical assistance, and other Company property and services of a quality, nature and to the extent made available to executive employees, during the first two years of the Employment term, and to non-employee directors, during the balance of the Employment Term, of the Company from time to time;

     (b) Except as otherwise provided in Section 4(d) hereof, Employee shall be eligible to participate in any non-discretionary compensation or employee benefit plans or programs, if any, maintained by the Company from time to time for its executive employees, including, but not limited to, life, health, dental, and long-term disability insurance programs, employee stock ownership plans, 401(k) and other pension programs, and other fringe benefit programs, in all events subject to the terms of such plans or programs adopted by the Company;

     (c) Employee shall also be eligible to participate in, and to receive benefits under, any discretionary compensation plans or programs, if any, maintained by the Company from time to time for its executive employees, including, but not limited to, stock purchase programs, stock option plans, bonus plans, or other incentive or deferred compensation plans or programs, provided that Employee's participation, if any, under any such discretionary plans or programs shall at all times be determined by the Board in its sole discretion;

     (d) If at any time during the Employment Term Employee is not otherwise eligible to participate in the Company's group medical or dental plans because he does not work the minimum number of hours specified in the plan for eligibility, and during periods after the Employment Term (but not beyond the earlier of (i) the deaths of both he and his spouse or (ii) he and his spouse both attaining age 65), Employee and his spouse shall be eligible to participate in such plans on the same basis and at the same cost as former married employees of the Company who have elected COBRA continuation coverage under Part 6 of Title I of ERISA (without regard to the time limit in Section 602(2)(A)(i) of ERISA).

     (e) The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's policies from time to time in effect, provided that Employee presents an itemized statement of such expenditures, which itemized statement shall comply with the Company's expense reimbursement procedures.

     5. TERMINATION. Notwithstanding anything to the contrary in this Agreement whether express or implied, Employee's employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events:

     (a)  The death of the Employee.

     (b) The voluntary termination of employment by Employee. Employee shall have the right to terminate this Agreement and the Employment Term at any time and for any reason upon delivery of prior written notice to the Company not less than sixty (60) days prior to the effective date of such termination. Notwithstanding anything to the contrary herein, whether express or implied, in the event that Employee voluntarily terminates his employment with the Company at any time following a "Change of Control" of the Company (as defined in the Grant of Nonqualified Stock Option to Employee from the Company dated November 13, 1997), Employee's employment shall be deemed for all purposes of this Agreement to have been terminated by the Company without Cause, thereby entitling the Executive to the post-termination benefits provided for under Section 5(f) hereof.

     (c) The termination of employment by the Company for Cause. Termination of employment for "Cause" shall mean termination based on the Employee's breach of this Agreement, conduct by the Employee that is dishonest, fraudulent or unlawful, gross negligence, or willful misconduct by the Employee, in any case, which discredits or materially damages the Company.

     (d) The termination of employment by the Company for Disability. In the event that during the Employment Term Employee shall be unable to perform his duties under this Agreement for 180 consecutive days during any twelve-month period due to illness, accident or other incapacity (as determined in good faith by the Board) or if a physician selected in good faith by the Board (and consented to by Employee or his personal representative) examines Employee and advises the Company that it is likely that Employee will be unable to perform such duties for 180 consecutive days during the succeeding twelve-month period (a "Disability"), the Company may elect to terminate Employee's employment by sending written notice of such election to Employee at any time during the period of such disability.

     (e) After any termination of Employee's employment hereunder for any reason, Employee (or his legal representative) shall be entitled to receive accrued and unpaid Salary and expense reimbursements due for the period ending on the effective date of such termination. After termination of Employee's employment hereunder for any reason, the Company and the Employee shall have no further obligations hereunder except as otherwise described in this Section 5(e) and in Sections 4(d), 5(f), 5(g), 6, and 9 hereof.

     (f) If the Employee's employment with the Company terminates after the date hereof for any reason OTHER THAN (i) a termination by the Company for Cause pursuant to Section 5(c) hereof, or (ii) a voluntary termination by Employee pursuant to Section 5(b)

(except as otherwise expressly provided in the last sentence of Section 5(b) hereof), in addition to the amounts described in the preceding paragraph, the Company will be obligated to continue to pay Employee an amount equal to Employee's Salary at the rates set forth in Section 3 hereof, for the period beginning on the effective date of such termination and ending on February 29, 2004.

     (g) In the event of termination of this Agreement for any reason other than Employee's death or Disability, Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The provisions of this paragraph shall survive termination of this Agreement.

     6. EXPENSES. The Company will pay or reimburse Employee for all costs and expenses (including court costs and reasonable attorneys' fees) incurred by Employee as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

     7. MITIGATION. In the event of a termination of Employee's employment for any reason, Employee shall not be required to seek other employment; in addition, no amount payable under Section 6 of this Agreement, if any, following the termination of Employee's employment with the Company, shall be reduced by any compensation earned by Employee as a result of employment by another employer after such termination of employment with the Company.

     8. DESIGNATED BENEFICIARY. In the event of the death of Employee while in the employ of the Company, or at any time thereafter during which amounts remain payable to Employee under Section 5 hereof, such payments shall thereafter be made to such person or persons as Employee may specifically designate (successively or contingently) to receive payments under this Agreement following Employee's death by filing a written beneficiary designation with the Company during Employee's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by Employee pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Employee may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Employee, if all of the persons so designated die before Employee or on the occurrence of a contingency not contemplated in such beneficiary designation, or if Employee shall have failed to provide such beneficiary designation, then the amount payable under this Agreement shall be paid to Employee's estate.

     9.  EMPLOYEE COVENANTS.

     (a) During the Employment Term and for a period of two years thereafter, the Employee shall not (i) disclose any information likely to be regarded as confidential and relating to the Company's business, (ii) solicit the Company's employees to work for a competitor of the Company, or (iii) perform any act detrimental to the Company or its employees, including, but not limited to, disparaging the Company, its senior management or its products.

     (b) The Employee agrees that any breach or threatened breach of Section 9(a) shall entitle the Company to apply for and to obtain injunctive relief, which shall be in addition to any and all other rights and remedies available to the Company at law or in equity.

     (c) All of the Employee rights and benefits under this Agreement shall cease upon any material breach by the Employee of Section 9(a) of this Agreement.

     10. NON-WAIVER OF RIGHTS. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

     11. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

     NOTICES TO EMPLOYEE:

     John R. Stevenson
     12637 East Laurel Lane
     Scottsdale, AZ  85259

     NOTICES TO THE COMPANY:

     McWhorter Technologies, Inc.
     400 East Cottage Place
     Carpentersville, IL 60110

     Attn:  Chief Executive Officer

     IN EACH CASE WITH A COPY TO:

     McDermott, Will & Emery
     227 W. Monroe
     Chicago, IL   60606-5096

     Attn:     Mr. Thomas J. Murphy

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested.

     12. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

     13. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

     14. SEVERABILITY. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to the principles of conflict of laws.

     16. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

     17. HEADINGS. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                              [Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, the day and year first above written.




McWHORTER TECHNOLOGIES, INC.                      JOHN R. STEVENSON

/s/ Jeffrey M. Nodland                            /s/ John R. Stevenson
----------------------------------------          --------------------------
By:  Jeffrey M. Nodland
Title:  President and Chief Operating Officer


ACKNOWLEDGED AND AGREED ON BEHALF
OF THE COMPENSATION COMMITTEE

/s/ Heinn F. Tomfohrde III
----------------------------------------
By:  Heinn F. Tomfohrde III
Title:  Chairman of the Compensation Committee

                                                                       EXHIBIT A

                             MCWHORTER TECHNOLOGIES, INC.
                        STOCK AWARD AND RESTRICTION AGREEMENT


     Pursuant to your employment agreement dated November __, 1998 (the "Employment Agreement") with McWhorter Technologies, Inc. (the "Company"), the Company has agreed to grant you an award of restricted stock under the Company's 1996 Incentive Stock Plan (the "Plan"), as specified below:

     GRANTEE: John R. Stevenson
     DATE OF GRANT:  November __, 1998
     NUMBER OF SHARES OF RESTRICTED STOCK GRANTED: _________

THIS DOCUMENT CONSTITUTES PART OF THE PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

     THIS AGREEMENT, effective as of the Date of Grant set forth above, is between McWhorter Technologies, Inc., a Delaware corporation (the "Company") and the Grantee named above (the "Grantee"), covering a grant by the Company to the Grantee of shares of Restricted Stock under the Plan.

     1. GRANT OF SHARES. Pursuant to action of the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company (the "Committee"), and in consideration of valuable service heretofore rendered by the Grantee to the Company and of the agreements contained in the Employment Agreement, the Company hereby grants to the Grantee a Stock Award of shares of common stock, $.01 par value, of the Company (the "Shares"), subject to the Restrictions set forth in Section 2 and the other terms and conditions of the Plan and this Agreement. The Shares shall be recorded in the books of the Company and the Company's transfer agent in the Grantee's name. The Grantee shall have all the rights of a stockholder with respect to the Shares, including the right to vote and to receive all dividends or other distributions paid or made with respect to the Shares. However, any securities of the Company which may be issued with respect to such Shares by virtue of any stock split, combination, stock dividend or recapitalization shall be deemed to be "Shares" hereunder and shall be subject to all the terms and conditions of the Plan and this Agreement.

     2. RESTRICTIONS. The Shares may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 4 below (the "Restrictions") unless and until such Restrictions shall have lapsed as set forth in Section 3 below.

     3. TERMINATION OF RESTRICTIONS. In the event that Grantee's employment by the Company terminates for any reason other than (i) Cause (as defined in the Employment Agreement) or (ii) the voluntary termination by Grantee prior to February 28, 2001, any Restrictions which have not lapsed will lapse immediately. In the event of a "Change of Control" of the Company (as defined in the Grant of Nonqualified Stock Option to Grantee from the Company dated November 13, 1997) any Restrictions which have not lapsed will lapse immediately. Any Restrictions which have not lapsed by February 29, 2004 will lapse on that date.

     4. FORFEITURE OF SHARES. In the event of the termination of the Grantee's employment by the Company for Cause or a voluntarily termination by Grantee prior to February 28, 2001 and prior to a "Change of Control" of the Company, all of the Shares then subject to the Restrictions shall be forfeited to the Company by the Grantee, without consideration to the Grantee or Grantee's executor, administrator, personal representative or heirs ("Representative").

     5. DELIVERY OF CERTIFICATES. Certificates representing Shares as to which the Restrictions have lapsed shall be issued in the name of the Grantee and delivered by the Company to the Grantee or the Grantee's Representative.

     6. WITHHOLDING TAXES. The lapse of the Restrictions on any Shares pursuant to Section 3 above shall be conditioned on the Grantee or the Grantee's Representative having made appropriate arrangements with the Company to provide for the payment of any taxes required to be withheld by Federal, State or local law in respect of such lapse.

     7. NOTICES. All notices hereunder shall be in writing and shall be deemed to be given when delivered in person or upon the second day after the same are deposited in the U.S. Mail, postage prepaid by certified mail, addressed as follows:

          To the Company:     McWhorter Technologies, Inc.
                              400 East Cottage Place
                              Carpentersville, IL 60110

     To the Grantee or Grantee's Representative at the address of the Grantee applicable to the notice provisions of Section 11 of the Employment Agreement. Either party may designate a different address for its receipt of notice by notice given to the other in accordance with these provisions.

     8. TERM OF AGREEMENT. This Agreement shall terminate on the date the Shares are forfeited pursuant to Section 4, or the date the Restrictions have lapsed.

     9. SUCCESSION. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns and the Grantee and Grantee's Representative.

     10. CONTINUATION OF EMPLOYMENT. This Agreement shall not confer upon Grantee any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company's right to terminate Grantee's employment at any time.

     11.  MISCELLANEOUS.

          (a) This Agreement and the rights of Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. All terms used herein that are not defined herein but are defined in the Plan shall have the same meaning as in the Plan.

          (b) With the approval of the Board of Directors of the Company, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Grantee's rights under this Agreement.

          (c) Grantee agrees to take all steps necessary to comply with all applicable provisions of Federal and state securities law in exercising Grantee's rights under this Agreement.

          (d) The Plan and this Agreement are not intended to qualify for treatment under the provisions of the Employee Retirement Income Security Act of 1974.

          (e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          (f) To the extent not preempted by Federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of Illinois.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

                                        MCWHORTER TECHNOLOGIES, INC.



                                        By:
                                           -------------------------




Grantee:
        --------------------


Social Security number:
                        ----------

                                      SCHEDULE A


     During the first two years of the Employment Term, Employee shall devote an average of approximately 30 hours per week to his employment with the Company, including time spent in his home office and travel time, and will use his reasonable best efforts during such time to promote the interests of the Company. During the balance of the Employment Term, Employee shall devote a reasonable amount of time commensurate with his compensation level, currently expected to be an average of approximately 25 hours per calendar quarter, to his employment with the Company.